Exhibit 99.1

U.S. Concrete Announces Reversal of Non-Cash Income Tax Position;

Company Will Restate its 2015 Financial Statements

EULESS, Texas, April 27, 2016 – U. S. Concrete, Inc. (NASDAQ:USCR) today announced that it will restate its financial statements and amend certain disclosures for the year ended December 31, 2015. The restatement is related to the Company’s $24.8 million deferred tax asset (the “Deferred Tax Asset”) with respect to its outstanding common stock purchase warrants (the “Warrants”) and a related $6.1 million tax deduction included in its 2015 income tax expense related to the exercise of Warrants during 2015. The Warrants were issued in 2010.

Prior to the fourth quarter of 2015, the Company maintained a valuation allowance on its net deferred tax assets because the Company was still in a three year cumulative loss position. During the fourth quarter of 2015, the Company concluded that the valuation allowance on a portion of its net deferred tax assets could be reversed. The Company reflected the reversal of the valuation allowance in its consolidated statement of operations for the year ended December 31, 2015 and, therefore, the Deferred Tax Asset had no valuation allowance recorded against it as of December 31, 2015.

Joseph C. Tusa, Jr., Senior Vice President and Chief Financial Officer, stated “We are disappointed with this turn of events, but we note that the reversal of the accounting treatment of our deferred tax asset and tax deduction, which has been the Company’s accounting treatment of the Warrants since 2010, has no net impact on our consolidated financial statements for any quarterly or annual period, other than the year ended December 31, 2015. In addition, the adjustments will not affect our Adjusted EBITDA, our cash flow from operations for the year ended December 31, 2015 nor our future operational prospects. And, while we believe, after reconsidering the technical merits of the accounting position, including consulting with outside advisors and our independent registered public accounting firm, that the reversal of our accounting position is prudent at this time, we intend to pursue avenues to substantiate our original tax position.”

To implement these changes, the Company will:

•	eliminate the Deferred Tax Asset from its consolidated balance sheet as of December 31, 2015 and increase income tax expense by $24.8 million in its consolidated statement of operations for the year ended December 31, 2015; and

•	eliminate a $6.1 million tax deduction included in income tax benefit in its consolidated statement of operations for the year ended December 31, 2015 and increase accrued liabilities by $5.9 million and decrease prepaid expenses by $0.2 million in its consolidated balance sheet as of December 31, 2015, related to the exercise of Warrants during 2015.

The Company intends to file a Form 10-K/A for the year ended December 31, 2015 (the “Form 10-K/A”) as soon as possible to implement these changes.

Management has evaluated the effect of the restatement on the Company’s prior conclusions on the effectiveness of its internal control over financial reporting and disclosure controls and procedures as of December 31, 2015. In connection with management’s re-evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, management determined that the Company did not maintain effective controls over the accuracy and presentation of the accounting for income taxes, including the income tax provision and related tax assets and liabilities. The Company will amend its disclosures pertaining to its evaluation of such controls and procedures in the Form 10-K/A to report a material weakness in those controls and procedures and will report that its internal control over financial reporting and its disclosure controls and procedures were not effective as of December 31, 2015.

The foregoing reflects the Company’s current views about the restatement, the accounting adjustments, its financial statements, its financial condition and performance and other matters that constitute “forward-looking” statements, as such term is defined by the federal securities laws. You can identify forward-looking statements by terminology such as “may,” “will,” “intend,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These forward-looking statements are subject to the safe harbor protection provided by the federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, the results and effect of the Company’s review of its accounting entries and practices, any potential SEC inquiry with respect to the restatement, the accounting adjustments or the Company’s accounting practices, the ability of the Company to file its periodic reports, the impact on the Company’s business and the risks identified in the Company’s periodic filings under the Securities Exchange Act of 1934. Because these forward-looking statements are subject to risks and uncertainties, actual developments and results may differ materially from those express or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT U.S. CONCRETE

U.S. Concrete, Inc. (the “Company” or “U.S. Concrete”) serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 146 standard ready-mixed concrete plants, 16 volumetric ready-mixed concrete facilities, and 14 producing aggregates facilities. During 2015, U.S. Concrete sold approximately 7.0 million cubic yards of ready-mixed concrete and approximately 4.9 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.